Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
May 30, 2024	(804) 217-5897

Dynex Capital Appoints Marie Chandoha, Former President and CEO of Charles Schwab Investment Management, to its Board of Directors

Experienced independent director brings extensive asset management experience

Joins recent Board appointees Andrew Gray and Alexander Crawford

GLEN ALLEN, Va.--(BUSINESS WIRE)--Dynex Capital, Inc. (NYSE: DX) (the “Company”) and its Board of Directors (“the Board”) today announced the appointment of Marie Chandoha as an independent director, effective June 1, 2024. Ms. Chandoha has been appointed to the Audit Committee and Nominating & Corporate Governance Committee.

Ms. Chandoha has close to 40 years of experience in the asset management industry, including having spent nearly 10 years as CEO of Charles Schwab Investment Management. She also brings invaluable public board experience from her current roles with State Street Corporation (Chair of its Risk Committee) and Macy’s (Chair of its Audit Committee). With Ms. Chandoha’s appointment, Dynex’s Board now comprises seven directors, five of whom are independent.

“On behalf of Dynex’s Board and management team, I am thrilled to welcome Marie to the team and believe she brings the complementary capabilities needed to round out our talented Board of Directors as we continue to execute upon our growth strategy,” said Byron Boston, CEO and Chairman of the Board of Dynex Capital. “With her significant background in the asset management and risk management sectors, we believe we will be well-positioned to continue capitalizing on the short and long-term market opportunities ahead of us for the benefit of our investors, employees and the communities we serve.”

Background on Marie Chandoha

Ms. Chandoha brings close to 40 years of financial services leadership experience and has a track record of transforming and scaling businesses to maximize shareholder value. Ms. Chandoha currently serves as an advisor to Zoe Financial, a fintech company. Previously, Chandoha spent nearly a decade as the President and CEO of Charles Schwab Investment Management, where she played an essential role in evolving the business into an innovative and winning competitor. During her tenure, she doubled the business’s assets under management to $400 billion, which made it become one of the top asset gatherers in the industry.

Formerly, as Managing Director and Global Head of Fixed Income Business at BlackRock, Ms. Chandoha drove innovation in the ETF market and led a global $440 billion investment management business. In addition, Ms. Chandoha was the Co-Head and Senior Portfolio Manager of Montgomery Fixed Income at Wells Fargo Asset Management for over eight years, where she grew and scaled the business from $1 billion to $16 billion assets under management. At Wells Fargo, she focused on managing bond portfolios, primarily for institutional investors.

Exhibit 99.1
About Dynex Capital

Dynex Capital, Inc. is a financial services company committed to ethical stewardship of stakeholders' capital; employing comprehensive risk management and disciplined capital allocation to generate dividend income and long-term total returns through the diversified financing of real estate assets in the United States. Dynex operates as a REIT and is internally managed to maximize stakeholder alignment. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.